Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 24, 2005 (except for the restatement discussed in  Notes 2 and 3 accompanying the consolidated financial statements appearing under Item 8 of the Company’s 2005 Annual Report on Form 10-K as to which the dates are August 24, 2005 and January 10, 2006, respectively), accompanying the 2004 consolidated financial statements of operations, stockholders’ deficiency and cash flows and related financial schedule included in the Annual Report of WorldGate Communications, Inc. and Subsidiaries for the year ended December 31, 2004 incorporated by reference in the Registration Statement. Our report had an explanatory paragraph that stated that WorldGate Communications, Inc. had suffered recurring losses from operations and had a net accumulated deficiency of $218 million that raised substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

May 25, 2007